Exhibit 99.1

Kohl's Corporation Reports Financial Results

•	Comparable sales* increase 2.5%
•	Gross margin increases 25 bps
•	Raises earnings per share guidance

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)—November 20, 2018-- Kohl’s Corporation (NYSE:KSS) today reported results for the three and nine month periods ended November 3, 2018.

	Three Months				Nine Months
($ in millions, except per share data)	2018		2017	Change	2018	2017	Change
Total revenue	$4,628		$4,567	1.3%	$13,406	$13,027	2.9%
Comparable sales	2.5	%*	0.1%		2.1%*	(1.0)%
Gross margin	37.0%		36.8%	25bps	37.8%	37.4%	39bps
Selling, general, and administrative expenses	$1,375		$1,340	2.6%	$3,907	$3,774	3.5%
Reported
Net income	$161		$117	38%	$529	$391	35%
Diluted earnings per share	$0.98		$0.70	40%	$3.19	$2.32	37%
Excluding loss on extinguishment of debt:
Net income	$161		$117	38%	$561	$391	43%
Diluted earnings per share	$0.98		$0.70	40%	$3.38	$2.32	45%

*Comparable sales on a shifted basis compares the periods ended November 3, 2018 and November 4, 2017.  For the quarter, comparable sales increased 1.0% on a fiscal basis which compares the periods ended November 3, 2018 and October 28, 2017.

“We are very pleased that our strong performance continued into the third quarter, resulting in a comparable sales increase of 2.5%, our fifth consecutive quarter of positive growth,” said Michelle Gass, Kohl’s chief executive officer.  “We experienced strength across our entire apparel business, and our focus on speed to market and inventory management are driving relevancy with our customers, resulting in sales growth, margin expansion, and clean inventory levels. We are executing extremely well in our stores and our digital channels, and our efforts across the company have us well-positioned going into the fourth quarter.  I want to thank our teams for another strong quarter and for the energy and enthusiasm they are bringing to the holiday season ahead of us.”

Dividend

On November 14, 2018, Kohl's Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.61 per share. The dividend is payable December 26, 2018 to shareholders of record at the close of business on December 12, 2018.

Guidance Update

The Company is raising guidance and now expects its fiscal 2018 diluted earnings per share to be $5.16 to $5.36, compared to its prior guidance of $4.96 to $5.36.  Excluding the loss on extinguishment of debt, fiscal 2018 diluted earnings per share is expected to be $5.35 to $5.55, compared to prior guidance of $5.15 to $5.55.

Third Quarter 2018 Earnings Conference Call

Kohl's will host its quarterly earnings conference call at 9:00 am ET on November 20, 2018. The phone number for the conference call is (800) 230-1085. Replays of the call will be available for 30 days by dialing (800) 475-6701.  The conference ID is 433486. The conference call and replays are also accessible via the Company's website at http://corporate.kohls.com/investors/events-and-presentations.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including 2018 earnings guidance. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and exclusive brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl's mobile app. Throughout its history, Kohl's has given nearly $650 million to support communities nationwide. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts

Investor Relations:

Jill Timm, (262) 703-2203, jill.timm@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in Millions, Except per Share Data)	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Net sales	$4,369	$4,312	$12,632	$12,274
Other revenue	259	$255	774	753
Total revenue	4,628	4,567	13,406	13,027
Cost of merchandise sold	2,752	2,727	7,854	7,680
Gross margin rate	37.0%	36.8%	37.8%	37.4%
Operating expenses:
Selling, general, and administrative	1,375	1,340	3,907	3,774
As a percent of total revenue	29.7%	29.3%	29.1%	29.0%
Depreciation and amortization	243	243	725	724
Operating income	258	257	920	849
Interest expense, net	63	74	197	225
Loss on extinguishment of debt	—	—	42	—
Income before income taxes	195	183	681	624
Provision for income taxes	34	66	152	233
Net income	$161	$117	$529	$391
Average number of shares:
Basic	164	166	165	168
Diluted	165	166	166	168
Earnings per share:
Basic	$0.98	$0.70	$3.21	$2.33
Diluted	$0.98	$0.70	$3.19	$2.32
Excluding loss on extinguishment of debt:
Net income	$161	$117	$561	$391
Diluted earnings per share	$0.98	$0.70	$3.38	$2.32

KOHL’S CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in Millions)	November 3, 2018	October 28, 2017
Assets
Current assets:
Cash and cash equivalents	$1,047	$736
Merchandise inventories	4,844	4,632
Other	446	379
Total current assets	6,337	5,747
Property and equipment, net	7,538	7,974
Other assets	243	226
Total assets	$14,118	$13,947
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,583	$2,113
Accrued liabilities	1,289	1,294
Income taxes payable	14	24
Current portion of capital lease and financing obligations	121	131
Total current liabilities	4,007	3,562
Long-term debt	2,272	2,796
Capital lease and financing obligations	1,528	1,622
Deferred income taxes	201	272
Other long-term liabilities	657	673
Shareholders' equity	5,453	5,022
Total liabilities and shareholders' equity	$14,118	$13,947

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
(Dollars in Millions)	November 3, 2018	October 28, 2017
Operating activities
Net income	$529	$391
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	725	724
Share-based compensation	71	34
Deferred income taxes	(13)	2
Loss on extinguishment of debt	42	—
Other non-cash revenues and expenses	15	(4)
Changes in operating assets and liabilities:
Merchandise inventories	(1,293)	(829)
Accrued and other long-term liabilities	38	(14)
Accounts payable	1,312	606
Other current and long-term assets	70	50
Income taxes	(73)	(91)
Net cash provided by operating activities	1,423	869

Investing activities
Acquisition of property and equipment	(458)	(547)
Other	6	18
Net cash used in investing activities	(452)	(529)

Financing activities
Treasury stock purchases	(275)	(288)
Shares withheld for taxes on vested restricted shares	(29)	(12)
Dividends paid	(301)	(277)
Reduction of long-term borrowings	(530)	—
Premium paid on redemption of debt	(35)	—
Capital lease and financing obligation activity	(95)	(101)
Proceeds from stock option exercises	33	—
Net cash used in financing activities	(1,232)	(678)
Net decrease in cash and cash equivalents	(261)	(338)
Cash at beginning of period	1,308	1,074
Cash at end of period	$1,047	$736